Yayoi Kusama
(b. 1929)



Varying in period, recent auction results for artworks similar in style and scale have achieved prices of $389,223 ('23), $275,160 ('23), $371,881 ('22).

INVESTMENT THESIS

Initial Offering Price
$240,400

Offering Circular
sec.gov

Similar Sales | Record Price



$0.4m
$0.3m
$0.2m
$0.1m
$0.0m
02
05
08
11
14
17
20
23

Price Appreciation of Similar Works
24.0%

Sharpe Ratio (1997-2024) watch video

Yayoi Kusama	▲ 1.19
S&P 500	0.48

0% Progress

INVEST NOW

Yayoi Kusama
(b. 1929)

Why we like this offering

1. Japanese artist Yayoi Kusama's successful career spans over 6 decades, and she is currently among the top 3 living women artists in worldwide auction sales.
2. The Artwork is a prime, small-scale example of Yayoi Kusama's still life paintings that feature atypical subjects.
3. The most recent auction records for artworks similar in style and scale include *Hat (A.B.)* (2002), which sold for $389,223 on October 6, 2023, followed by *Ashtray* (1981), which sold for $275,160 on April 6, 2023, and *Grapes* (1990), which sold for $371,881 on September 24, 2022.
4. A different Lemon Squash painting of the same scale as the Artwork sold at Phillips & Poly on June 7, 2021.
5. A 21 by 18 inch, black and white painting, *Lemon Squash* (1993), which features a similar composition to the Artwork, recently hammered for an impressive result at SBI Art Auction Co, Ltd, Tokyo, on May 25, 2024, exceeding the high pre-sale auction estimate.
6. Artprice ranked Kusama as eighth among the top ten artists, and first among female artists, to sell at auction in 2023 with an annual turnover of $155.6 million.

Artist Metrics

2024 Total Auction Sales	2024 Auction Lots Sold	All Time Record Price
$52,212,137	63	$8,800,000

Turnover by Year


124M
93M
62M
31M
13 14 15 16 17 18 19 20 21 22 23 24

Lots Auctioned


Sold
Unsold
201
150.75
100.5
50.25
13 14 15 16 17 18 19 20 21 22 23 24

Initial Offering Price **$240,400**

Offering Circular **sec.gov/edgar**

Painting





About Yayoi Kusama

Yayoi Kusama (b. 1929, Japan) is widely considered one of the most important living artists, admired for her immersive installations and sculptures that explore her obsession with polka dots. Drawing from her lifelong struggle with mental illness, she imbues her work with themes of sex, food, death, and her repeating motif of the polkadot. The artist also frequently exhibited alongside Minimalist and Pop artists, including Donald Judd, Andy Warhol, and Dan Flavin. During her two decades in New York, Kusama created some of her most significant artworks, including her Infinity Nets series, Accumulations series, and her first Infinity Mirror Room. In 1993, she represented Japan at the Venice Biennale.

INVEST NOW

YAYOI

KUSAMA

b. 1929, JAPAN



Acrylic on canvas | 9 × 6 in.

Yayoi Kusama is one of the most prolific artists living today. Since the 1950s, Kusama has worked actively in various media, including performance, painting, sculpture and immersive installations.

$261,000 INITIAL OFFERING	
24.0% ANNUAL APPRECIATION OF SIMILAR WORKS[1,2]	**▲1.19** SHARPE RATIO[3]
23.8% ANNUAL GROWTH OF RECORD PRICE[4]	**21.9%** MEDIAN REPEAT SALE PAIR APPRECIATION[5]

The Artwork is a prime, small-scale example of Yayoi Kusama's still life paintings that feature atypical subjects. Yayoi Kusama painted a number of lemon squash beverages in this style with various glass shapes, sizes, and colorways in the 1990s. The Artwork's citrus-garnished glass clearly references the lemon and sugar syrup known as lemon squash. The title, however, also calls to mind the yellow summer squash known as a lemon squash, a notable double meaning given the significance of squash and pumpkins to Yayoi Kusama's oeuvre. The flat, monochrome painting technique of the Artwork recalls commercial printing processes, which gives the work a Pop sensibility. The geometric patterns that form the composition also echo the visual strategies of the Op Art movement. The record price for a Lemon Squash still life by Yayoi Kusama was set by a large-scale 64 by 51 inch, black and white composition of a goblet with a lemon wedge titled Lemon Squash (1991), which sold for $1,465,790 (HKD 11,500,000) at Christie's Hong Kong on May 26, 2018. A 21 by 18 inch, black and white painting, Lemon Squash (1993), which features a similar composition to the Artwork, hammered for $605,435 (JPY 95,000,000) at SBI Art Auction Co, Ltd, Tokyo, on May 25, 2024. The Artwork is a small-scale, vertically-oriented canvas painting of a tall glass on a table. The glass is half-full and is garnished with a straw and a round of lemon on the left side of the rim. The two-tone green and black color palette uses polka dot, net, and brick patterns to create the illusion of dimension and distinguish various elements of the painting. Auction records for artworks similar in style and scale are led by Lemon Squash (1991), which sold for $405,962 (HKD 3,150,000) at Phillips & Poly Hong Kong on June 7, 2021, followed by Hat (A.B.) (2002), which sold for $389,223 (HKD 3,048,000) at Sotheby's Hong Kong on October 6, 2023, and Grapes (1990), which sold for $371,881 (JPY 53,240,000) at New Art Est-Ouest Auctions Co., Tokyo, on September 24, 2022. The Artwork previously hammered for $21,770 (JPY 1,750,000) at Mainichi Auction, Inc., Tokyo, on June 25, 2011, was bought-in at Seoul Auction on April 16, 2020, and sold again for $203,060 (HKD 1,593,000) at Est-Ouest Auctions Co., Ltd., Tokyo, on May 27, 2018.

KUSAMA'S AUCTION RECORDS ARE LED BY UNTITLED (NETS) (1959), WHICH MADE HISTORY AS THE ONLY PAINTING BY A LIVING FEMALE ARTIST TO ACHIEVE AN AUCTION RESULT IN EXCESS OF OVER $10 MILLION AT THE TIME, SELLING FOR $10,496,000 AT PHILLIPS NEW YORK ON MAY 18, 2022, FOLLOWED BY A FLOWER (2014), WHICH SOLD FOR $10,019,688 (HKD 78,125,000) AT CHRISTIE'S HONG KONG ON NOVEMBER 28, 2023, AND INTERMINABLE NET #4 (1959), WHICH SOLD FOR $7,953,215 (HKD 62,433,000) AT SOTHEBY'S HONG KONG ON APRIL 1, 2019.

Yayoi Kusama is represented by David Zwirner, OTA Fine Arts, and Victoria Miro Gallery. She has been the subject of several large-scale survey exhibitions and retrospectives, including a retrospective from 1998 to 1999, which traveled to the Los Angeles County Museum of Art, the Museum of Modern Art in New York, the Walker Arts Center in Minneapolis, and the Museum of Contemporary Art in Tokyo; a retrospective from 2011 to 2012, which traveled to the Museo Nacional Centro de Arte Reina Sofia in Madrid, the Centre Georges Pompidou in Paris, the Tate Modern in London, and the Whitney Museum of American Art in New York; a survey of Infinity Mirrors from 2017 to 2019, which traveled to the Hirshhorn Museum and Sculpture Garden in Washington, D.C., the Seattle Art Museum, The Broad in Los Angeles, the Art Gallery of Ontario in Toronto, The Cleveland Museum of Art in Ohio, and the High Museum of Art in Atlanta; and a retrospective from 2021 to 2022, which traveled to the Gropius Bau in Berlin and the Tel Aviv Museum of Art in 2022. The artist's work is also held in prestigious public collections around the world, including the Museum of Modern Art in New York, the Broad Museum in Los Angeles, the Hirshhorn Museum and Sculpture Garden in Washington, D.C., the Tate Modern in London, and the artist's eponymous museum in Tokyo, among many others. Kusama is counted among the most expensive living women artists at auction. According to ArtTactic's 2023 annual auction review report, she achieved a total turnover in excess of $156 million (inclusive of buyer's premium), placing her eighth among the top ten Post-War artists to sell at auction for the year. Kusama's auction records are led by Untitled (Nets) (1959), which made history as the only painting by a living female artist to achieve an auction result in excess of over $10 million at the time, selling for $10,496,000 at Phillips New York on May 18, 2022, followed by A Flower (2014), which sold for $10,019,688 (HKD 78,125,000) at Christie's Hong Kong on November 28, 2023, and Interminable Net #4 (1959), which sold for $7,953,215 (HKD 62,433,000) at Sotheby's Hong Kong on April 1, 2019.

AUCTION RESULTS FOR SIMILAR WORKS[1,2]


4799
4373
8321
7838
30188
33912
27348
20900
19980
7527
22685
15852
25362
38923
28798
33858
27251
41166
36139
30018
28589
29661
45208
42121
40304
43368
80138
106250
69290
162500
144023
174570
256120
203060
239548
175159
175272
113804
405962
389223
371881
349761
332028
289047
275160
258469
251758
236541
196254
1/1/2005
1/1/2010
1/1/2015
1/1/2020
Implied Historical Growth

Yayoi Kusama (b. March 22, 1929, Japan) is widely considered one of the most important living artists, admired for her immersive paintings, installations, and sculptures that explore her obsession with polka dots. Kusama grew up in an abusive household, and painting quickly became her mode of escape from an unwelcome reality at a young age. Despite her family's disapproval, she graduated from the Kyoto City University of Arts in 1949, where she studied the traditional Japanese painting style known as nihonga. Her productive painting practice quickly garnered the attention of Japanese galleries, and she held her first solo exhibition in 1952. In 1957, she moved to New York to pursue her interest in American Abstract Expressionism. She enrolled in the Art Students League and actively participated in the avant-garde art and the feminist, anti-war counterculture scenes, organizing a series of provocative happenings. Kusama also frequently exhibited alongside Minimalist and Pop artists, including Donald Judd, Andy Warhol, and Dan Flavin. She has explored various media throughout her career, including performance, painting, sculpture, and immersive installations. Drawing from her lifelong struggle with mental illness, she imbues her work with themes of sex, food, death, and her repeating motif of the polka dot.

During her two decades in New York, Kusama created some of her most significant artworks, including her Infinity Nets series, Accumulations series, and her first Infinity Mirror Room. She exhibited her installation Narcissus Garden (1966) at the 33rd Venice Biennale with the support of Lucio Fontana in 1966, and she officially represented Japan at the 45th Venice Biennale in 1993. In 1973, her mental health worsened, and she returned to Japan. In 1977, she checked herself into the psychiatric facility Seiwa Hospital. This transition did not impede her artistic practice, which has continued to reach new heights of success. Kusama has received numerous honors and awards for her contributions to art history, including the Ordre des Arts et des Lettres of France in 2003 and Japan's Order of the Rising Sun and the Praemium Imperiale in 2006. In addition to her institutional success, Kusama has collaborated with luxury brands, including Louis Vuitton and Veuve Clicquot, further contributing to her broader recognition. Kusama continues to live in the psychiatric facility as a permanent resident, working out of a nearby studio.





YAYOI KUSAMA



IMPORTANT DISCLOSURES

1. Historical appreciation rates reflect an implied annualized return for a given artwork based on its purchase and sale at auction, including purchase and sale commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase or sell works by all of such artists. Past performance is no guarantee of future results, and an investor can lose money.

2. The table and chart below capture the historical data for selected auctions sales transactions, which are similar to the Artwork. The selected sales data is intended to provide an estimate of the historical appreciation rate of the Artwork by looking at a set of similar works by the artist that have sold at public auction. The set of similar sales comprise paintings by Yayoi Kusama with the following criteria: atypical subjects with monochrome palettes on canvas that measure under 12 inches by 12 inches. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Artwork, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth below is useful in determining the value of the Artwork and you are urged not to place undue reliance on such data. The art transaction data is not intended to indicate past or expected performance of any security. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table below, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date.

3. The risk-adjusted appreciation, otherwise known as "Sharpe Ratio", can be used to evaluate the total performance of an asset, portfolio, or in this case the artist's market, and indicates how well the artist's market has performed historically in comparison to the rate of return on a risk-free investment, such as U.S. government treasury bonds or bills. The market for Yayoi Kusama has a risk-adjusted appreciation of 1.19. Risk-adjusted appreciation reflects (x) the average annualized artist market appreciation (depreciation) of all artworks by an artist that have sold at least twice at public auction (referred to as "repeat sales"), minus the risk-free rate of return. The risk-free rate of return is measured by the average annual risk-free rate at year end over the applicable time period, divided by (y) the volatility of the returns in an artist's market, as measured by the standard deviation of those returns. The applicable time period begins on the later of (a) the earliest purchase price date for the artist's first repeat sale and (b) December 31, 1989, the year end of the earliest year when other financial indices were available, and ends on the last sale date that the artist had a repeat sale. "Repeat sales" exclude artworks of an artist that were held for less than 1 year, meaning that an artwork was bought and sold at public auction in a span of less than 365 days, but may include transactions involving Masterworks acting as buyer or seller, and only include artworks reflective of the artist's main medium, as defined by Masterworks. This analysis is based on public records as tracked by Masterworks and by third-party data sources. Volatility represents the variation in the historical returns or price appreciation (depreciation) of an asset class over a set period of time. Higher volatility generally means more risk, and lower volatility generally means less risk, although volatility should not be considered a proxy for risk. This risk-adjusted appreciation metric should be considered in connection with other performance metrics, including the estimated historical CAGR implied from selected comparable sales.

4. A "record price" reflects the highest hammer price (excluding auction house buyer's premium) achieved at a public auction for any artwork by a particular artist. The art market considers the progression of record hammer prices to be an indication of an artist's market momentum and growth rate. Artworks by Yayoi Kusama have a record price compound annual growth rate ("CAGR") of 23.8% from October 9, 1992 to June 30, 2024. This calculation is based on (i) a record price of $10,000 on October 9, 1992, the earliest date that a painting by the artist was sold at public auction according to publicly available data and (ii) $8,800,000, the most recent record price as of June 30, 2023, the date that the Masterworks internal public sale database was last populated with artist market records. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past record hammer price trends may not be indicative of future trends.

5. Median repeat sale pair appreciation reflects the median annualized price appreciation rate of all artworks by an artist that have sold at least twice at public auction (referred to as "repeat sales"). Repeat sale pair appreciation rates can be a useful measure of the progression of prices in a particular artist's market over time. The median repeat sale pair appreciation for Yayoi Kusama is 21.9%, which is based on 173 repeat sales during the time period beginning on the first purchase price date for the artist's earliest repeat sales pair, which in the case of Yayoi Kusama was March 11, 1998 and ending on the last date a repeat sale occurred for such artist, which in the case of Yayoi Kusama was June 1, 2024. "Repeat sales" exclude artworks of an artist that were held for less than 1 year, meaning that an artwork was bought and sold at public auction in a span of less than 365 days, but may include transactions involving Masterworks acting as buyer or seller, and only include artworks reflective of the artist's main medium, as defined by Masterworks. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past repeat sale appreciation rates may not be indicative of future repeat sale appreciation rates.